Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS FIRST QUARTER
LOSS PER SHARE OF $0.05
•	Quarterly advisory revenue up 33% from prior year despite lack of significant transactions closing in the quarter

•	Quarterly earnings results slightly lower than prior year’s first quarter due to few significant transaction closings combined with higher costs from recent expansion
NEW YORK, April 20, 2011 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $48.4 million, a net loss allocable to common stockholders of $1.6 million and a diluted loss per share of $0.05 for the quarter ended March 31, 2011.
The Firm’s first quarter revenues compare with revenues of $48.9 million for the first quarter of 2010, which represents a decrease of $0.5 million, or 1%. Financial advisory revenues for the quarter were $48.5 million compared to $36.6 million in the first quarter of 2010. The Firm’s first quarter net loss allocable to common stockholders and diluted loss per share compare to net income allocable to common stockholders of $0.5 million and diluted earnings per share of $0.02 in the first quarter of 2010.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We achieved a reasonable level of advisory revenue despite a lack of major transaction closings in the quarter. Our 33% increase in quarterly advisory revenue versus last year builds on the 17% growth in advisory revenue we achieved for the full year 2010, and the more substantial transactions already completed or scheduled for completion in the second quarter also compare favorably to the prior year. The general transaction environment has continued to improve, albeit at a sporadic and moderate pace, but activity would have to rise considerably further to get back to its level in the years prior to the financial crisis. North America and Australia continue to benefit from a better environment than Europe, although we are seeing some improvement in that market as well. Apart from M&A, our capital advisory teams are also seeing increased institutional interest, off the very low levels of the past few years, in investing in private equity and real estate funds. That business should begin to contribute to our results more meaningfully over the course of this year and next, with the potential to be a significant business for us in coming years,” Robert F. Greenhill, Chairman, said.
“The only thing missing to restore our operating performance to levels we achieved for several years prior to the financial crisis is a rebound in productivity, which should naturally follow a rebound in general transaction activity toward historic levels. Our continuing strategy of focusing entirely on client advisory work avoids client conflicts, minimizes administrative costs, requires minimal capital, minimizes regulatory issues and avoids the costs inherent in building new businesses. Our non-compensation costs remain well under control, consistent with the prior quarter and up only modestly from a year ago, which was prior to our Australian acquisition and other significant expansion. Our compensation costs have shown considerable flexibility, although our compensation as a percent of revenues exceeded historic levels last year and again this quarter in light of modest levels of transaction activity at a time of extraordinary expansion of our Firm. We remain convinced that in this expansion we acquired broad geographic and industry sector coverage and a long list of major corporate relationships at a highly attractive cost. The cost-effective time to accomplish such an expansion was when market activity was weak. As conditions improve, our revenue should reflect our expanded group of senior bankers, and our compensation ratio should move back toward its historic level. Finally, we have a substantial portfolio of principal investments remaining from our prior involvement in the merchant banking business, and that has provided us the flexibility to maintain our strong dividend through this period of relatively soft advisory revenue,” Scott L. Bok, Chief Executive Officer, commented.
Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2011 and 2010, respectively:

	For the Three Months Ended
	March 31, 2011		March 31, 2010
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$48.5	100%	$36.6	75%
Merchant banking and other investment revenues	(0.1)	—	12.3	25%

Total revenues	$48.4	100%	$48.9	100%

Financial Advisory Revenues
Financial advisory revenues increased 33% to $48.5 million in the first quarter of 2011 compared to $36.6 million in the first quarter of 2010. The increase in financial advisory revenue in the first quarter of 2011 as compared to the same period in 2010 resulted from an increase in strategic advisory assignments with related retainer fees partially offset by a decline in the scale of completed assignments, which resulted from smaller average transaction size. During the period, worldwide completed M&A volume increased by 42%, from $413.2 billion in 2010 to $588.2 billion in 20111.
Completed assignments in the first quarter of 2011 included:
•	the acquisition by Aetna Inc. of Medicity, Inc.;

•	the representation of Bosque Power Company LLC in conjunction with its Chapter 11 proceedings;

•	the representation of Findel plc in the restructuring of its balance sheet;

•	the acquisition by GlaxoSmithKline plc of Maxinutrition Group Holdings Limited;

•	the acquisition by Schenck Process GmbH of Clyde Process Solutions plc;

•	the sale of Suncorp Metway Limited’s Tyndall Investments business to Nikko Asset Management Co., Ltd.;

•	the acquisition of the share capital of Telerob GMbH by Cobham plc; and

•	the acquisition of TSmarine Group Holdings Pty Ltd by Fugro N.V.
During the quarter, we also acted as placement agent in connection with the modest sized interim closing of the sale of limited partner interests in a private equity fund, for which our fund raising efforts continue. We also advised on a secondary market sale of limited partner interests.
Merchant Banking and Other Investment Revenues
We separated from our historic merchant banking business at year-end 2010 and as a result, the Firm no longer earns management fees or incurs expenses related to the management of the merchant banking funds. We did, however, retain our principal investments, including our investments in the merchant banking funds and Iridium Communications Inc. (“Iridium”) (NASDAQ: IRDM). Our total investment and other revenues for the first quarter of 2011 were negative ($0.1) million, which compares to $12.3 million of management fees and other investment revenues for the first quarter of 2010. This represents a decrease of $12.4 million in

[1]	Global M&A completed transaction volume for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. Source: Thomson Financial as of April 7, 2011.

the first quarter of 2011 as compared to the same period in 2010 and resulted from both the absence of management fees in 2011 and a decline in investment revenue, as described in more detail below.
The following table sets forth additional information relating to our merchant banking and other principal investment revenues:

	For the Three Months
	Ended March 31,
	2011	2010
	(in millions, unaudited)
Management fees	$—	$4.4
Net realized and unrealized gains on investments in merchant banking funds	1.7	1.5
Net realized and unrealized merchant banking profit overrides	—	0.1
Sale of certain merchant banking assets	0.2	0.3
Net unrealized gain (loss) in Iridium	(2.2)	6.0
Interest income	0.2	—

Total merchant banking & other revenues	$(0.1)	$12.3

Our investment and other revenues in the first quarter of 2011 compare to investment and other revenues of $7.9 million in the same period in 2010. The decline in investment and other revenues of $8.0 million principally resulted from the recognition of an unrealized loss of $2.2 million in the value of our investment in Iridium during the first quarter of 2011 as compared to the recognition of an unrealized gain in Iridium of $6.0 million in the first quarter of 2010.
At March 31, 2011, the Firm had principal investments of $161.4 million, including our investment in Iridium of $79.2 million and in the merchant banking funds of $75.7 million.
The investment gains or losses in the merchant banking funds and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.

Expenses
Operating Expenses
Our total operating expenses for the first quarter of 2011 were $50.9 million, which compares to $45.7 million of total operating expenses for the first quarter of 2010. This represents an increase in total operating expenses of $5.2 million, or 12%, and results from increases in both our compensation expense and non-compensation expense, each as described in more detail below.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months
	Ended March 31,
	2011	2010
	(in millions, unaudited)
Employee compensation and benefits expense	$36.2	$32.2
% of revenues	75%	66%
Non-compensation expense	14.7	13.5
% of revenues	30%	28%
Total operating expense	50.9	45.7
% of revenues	NM	94%
Total income (loss) before tax	(2.5)	3.2
Pre-tax income margin	NM	6%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the first quarter of 2011 were $36.2 million, which reflects a 75% ratio of compensation to revenue. This amount compared to $32.2 million for the first quarter of 2010, which reflected a 66% ratio of compensation to revenue. The increase of $4.0 million, or 12%, results principally from the recruitment of a significant number of Managing Directors after the first quarter of 2010, including those who joined us as part of our acquisition of Greenhill Caliburn in Australia, which closed on April 1, 2010.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the increase in headcount, amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses
Our non-compensation expenses were $14.7 million in the first quarter of 2011 compared to $13.5 million in the first quarter of 2010, reflecting an increase of $1.2 million, or 9%. The increase in non-compensation expenses principally resulted from greater occupancy costs as a result of the acquisition of Greenhill Caliburn in Australia and the expansion of our New York office as well as greater travel costs associated with business development by a greater number of employees. During the first quarter of 2011 we also incurred costs related to the amortization of the acquired Australian intangible assets while in the first quarter of 2010, in advance of the Australian acquisition, we incurred transaction costs related to the Australian acquisition of approximately the same amount.
Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2011 and 2010 were 30% and 28%, respectively.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the increase in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
During the first quarter of 2011, we recognized an income tax benefit of $0.9 million, which reflects an effective rate of 37%. This compares to a provision for taxes in the first quarter of 2010 of $0.3 million, which reflects an effective tax rate of 38% for the period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of March 31, 2011, we had cash of $42.8 million, investments of $161.4 million and short-term debt of $73.3 million.
We had total expected commitments (not reflected on our balance sheet), relating primarily to remaining commitments to our historic merchant banking funds, of approximately $28.7 million as of March 31, 2011. These commitments are expected to be drawn on over the next few years.

Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 15, 2011 to common stockholders of record on June 1, 2011.
Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2010.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
Revenues
Financial advisory fees	$48,508,763	$36,597,309
Merchant banking and other investment revenues	(272,418)	12,238,653
Interest income	131,541	19,966

Total revenues	48,367,886	48,855,928

Expenses
Employee compensation and benefits	36,227,063	32,155,012
Occupancy and equipment rental	4,185,508	3,149,289
Depreciation and amortization	1,856,954	752,157
Information services	1,565,094	1,739,077
Professional fees	1,285,127	2,243,866
Travel related expenses	2,816,686	2,217,730
Interest expense	725,882	528,042
Other operating expenses	2,214,892	2,898,498

Total expenses	50,877,206	45,683,671

Income (loss) before taxes	(2,509,320)	3,172,257

Provision (benefit) for taxes	(928,448)	320,455

Consolidated net income (loss)	(1,580,872)	2,851,802

Less: Net income allocated to noncontrolling interests	—	2,339,906

Net income (loss) allocated to common stockholders	$(1,580,872)	$511,896

Average shares outstanding:
Basic	31,072,284	29,607,997
Diluted	31,072,284	29,701,773
Earnings (loss) per share:
Basic	$(0.05)	$0.02
Diluted	$(0.05)	$0.02

Dividends declared and paid per share:	$0.45	$0.45